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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                           Orion Network Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68628K104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G


-------------- -----------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Space Systems/Loral, Inc.                   I.D. #23-1602217
-------------- -----------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                                   (b) [ ]

-------------- -----------------------------------------------------------------
      3        SEC USE ONLY

-------------- -----------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------- ---------- -------------------------------------------------
                        5      SOLE VOTING POWER

                               588,235 shares of Common Stock
                    ---------- -------------------------------------------------
 NUMBER OF SHARES       6      SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH                -0-
 REPORTING PERSON
       WITH
                    ---------- -------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               588,235 shares of Common Stock
                    ---------- -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               -0-
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            588,235 shares of Common Stock
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                       [ ]

----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.36%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            CO
----------- --------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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Item 1.

          (a)     Name of Issuer:  Orion Network Systems, Inc.

          (b)     Address of Issuer's Principal Executive Offices:
                  2440 Research Boulevard, Suite 400, Rockville, Maryland 20850

Item 2.

          (a)     Name of Person Filing:  Space Systems/Loral, Inc.

          (b)     Address of Principal Business Office or, if none, Residence:
                  3825 Fabian Way, Palo Alto, California 94303

          (c)     Citizenship:      Delaware

          (d)     Title of Class of Securities:  Common Stock

          (e)     CUSIP Number:  68628K104

Item 3.

         Not applicable.

Item 4.  Ownership.

          (a) Amount Beneficially Owned:  588,235 Shares

          (b) Percent of Class:  5.36%

          (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote:
                      588,235 Shares

                (ii)  shared power to vote or to direct the vote: -0-

                (iii) sole power to dispose or to direct the disposition of:
                      588,235 Shares

                (iv) shared power to dispose or to direct the disposition of: -0-

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.



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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which
         Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           Date:            January 20, 1997

                           Signature:       /s/ Eric J. Zahler

                           Name/Title:      Eric J. Zahler, Vice President